                                                                     EXHIBIT 11

                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    (In thousands, except per share amounts)

                                             1998          1997         1996
                                             ----          ----         ----

Basic Earnings Per Share
------------------------

   Net income                             $  25,142	  $  81,387     $  65,285
                                          =========	  =========     =========
   Average number of shares outstanding      44,760	     45,182        45,303
                                          =========	  =========     =========
   Basic earnings per share               $    0.56     $    1.80     $    1.44
                                          =========	  =========     =========

Diluted Earnings Per Share
--------------------------


   Net income                             $  25,142	  $  81,387     $  65,285
                                          =========	  =========     =========

   Average number of shares outstanding      44,760  	     45,182        45,303
   Effect of assumed exercise of
      outstanding stock options                  75	        127            72
														---------     ---------     ---------
   Average number of shares outstanding
      after assumed exercise of
      outstanding stock options              44,835	     45,309        45,375
                                          =========	  =========     =========

   Diluted earnings per share             $    0.56	  $    1.80     $    1.44
                                          =========	  =========     =========

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